EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 16, 2010 with respect to the financial statements and  internal control over financial reporting included in the 2009 Annual Report on Form 10-K for the year ended December 31, 2009 of Unigene Laboratories, Inc. which are incorporated by reference in this Registration Statement and Prospectus.  We consent to the incorporation by reference in the Registration Statement and Prospectus of the aforementioned reports and to the use of our name as it appears under the caption "Experts."

/s/ GRANT THORNTON LLP
New York, New York

July 6, 2010